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                              [DUANE READE LOGO]

Barry Weston
President & Chief Operating Officer

                                          October 9, 1996

Mr. Joseph Lacko
34 Sherwood Road
Edison, New Jersey 08820

Dear Joe:

   Further to our discussion earlier today, I am most pleased to offer you a position on the Duane Reade management team as Vice President of Management Information Systems on the terms set forth below, all of which will take effect immediately upon your start date:

Base Salary:           $150,000 per annum.

Bonus: Target of 35% of annual base salary on a possible scale of 0% to 70% of base salary, such percentage to be determined based upon achievement of corporate financial and personal objectives (bonus eligibility for 1996 will be determined on a pro rata basis based upon the portion of the year in which you are employed by Duane Reade; however, you will receive a guaranteed bonus of at least $25,000 for 1996 in lieu of the bonus which you would likely have received from you current employer).

Options: You will be granted options (the "Options") to purchase 5,000 shares of the Company's common stock at an exercise price of $2.00 per share.

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                       Vesting: Your options will vest (i) ratably over a five
                       year period (20% in year one; 20% in year two, etc.), and (ii) in full in the event of the consummation of a sale of the Company.

                       Guaranteed IPO Option Valuation: In the event that the Company consummates an initial public offering (an "IPO") of its common stock, as of the date of such IPO, your Options shall have a guaranteed minimum valuation of $100,000. In the event that the actual market valuation of your Options at such date is less than $100,000, the Company (at its option) shall award you sufficient additional options or make a cash payment to you in order to make up for any shortfall in the market valuation of your Options below $100,000.

Severance:             Payment: In the event that your employment is terminated
                       without cause, you will receive as a severance payment the full amount of your base salary for the year in which you are terminated without cause.

                       Guaranteed Termination Option Valuation:
                       In the event that you are terminated without cause, as of the date of such termination, your Options shall be repurchased by the Company for $100,000.

Transportation:        The Company agrees to provide you with transportation
                       by car between its offices in Long Island City and Penn Station in Manhattan until the Company moves its main offices to Manhattan or some other

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                       location equidistant from your current home in Edison,
                       New Jersey.

Vacation:              3 weeks vacation will be granted at minimum, until the
                       vacation policy dictates additional weeks are applicable annually.

Medical Coverage:      Coverage will start immediately upon employment.
                       Otherwise the Company will pay for COBRA until coverage is in place.

   As used herein, "cause" means: (i) your willful and repeated failure to comply with the lawful directives of the Company, (ii) your gross negligence or willful misconduct in the performance of your duties for the Company or any act of dishonesty or fraud with respect to the Company; or (iii) your commission of an act (including but not limited to a felony or a crime involving moral turpitude) causing material harm to the standing and reputation of the Company.

   Joe, each of the members of our senior management group who have had the opportunity to meet with you are truly pleased and excited at the prospect of your joining our team in the next several weeks. I am especially looking forward to working with you in addressing the many challenges and opportunities which face our business in the future. Please feel free to call me at (718) 391-4909 (office) or (203) 968-9094 with any questions. Please indicate your acceptance of our offer by signing below. After you have done so, please give me a call before faxing a copy to me.

                                          Very truly yours,

                                          DUANE READE

                                          By: /s/ Barry D. Weston
                                              -----------------------------
                                              Barry D. Weston
                                              President and Chief Operating
                                              Officer

Agreed and Accepted, as of
October 10, 1996, by:

/s/ Joseph S. Lacko
------------------------

Joseph S. Lacko